Exhibit 10.1

August 16, 2017

Kevin Farr

c/o Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245

Dear Kevin,

This letter (this “Letter Agreement”) memorializes our discussions with respect to your upcoming separation of employment (the “Separation”) from Mattel, Inc. (the “Company”) on the Termination Date (as defined below), including with respect to (i) your employment through the Termination Date and (ii) the application of certain terms of the Mattel, Inc. Executive Severance Plan, as amended (the “Severance Plan”) and the participation letter relating to the Severance Plan, dated as of June 30, 2009, between you and the Company (the “Participation Letter”). This Letter Agreement also serves as notice to you pursuant to Section 15 of the Severance Plan; and, you specifically hereby waive the requirement in Section 2(f) that the Termination Date be no more than fifteen (15) days after the actual receipt of the notice of termination.

Termination Date. For purposes of this Letter Agreement, “Termination Date” shall be such date as determined by the Company’s Chief Executive Officer, after giving consideration to the identification and transition of a successor to the position of Chief Financial Officer of the Company. The Termination Date shall be the “Date of Termination” for all purposes under the Severance Plan.

Service Through The Termination Date. Until the date a successor is hired or such earlier date as may be determined by the Company’s Chief Executive Officer, you shall continue to serve as Chief Financial Officer of the Company. Thereafter and until the Termination Date, you shall be employed by the Company as an Executive Advisor, reporting to the Company’s Chief Executive Officer or her designee, with such duties as shall reasonably be requested of you by the Chief Executive Officer or her designee.

Severance Plan. You agree and acknowledge that the Severance Plan and your Participation Letter remain in full effect. For purposes of the Severance Plan, the Separation is currently anticipated to be a Covered Termination (as defined in the Severance Plan) pursuant to Section 2(e) thereof. Assuming the Separation is a Covered Termination, then, subject to the terms of the Severance Plan and the Participation Letter (including without limitation, (i) your execution of the release (the “Release”) after the Termination Date in substantially the form attached as Exhibit A to the Participation Letter (and the Release becoming irrevocable within 55 days of the Termination Date) and (ii) your compliance with the covenants set forth in Section 7 of the Severance Plan), you will be entitled to the severance payments and benefits set forth in the Severance Plan. However, if you are discharged by the Company for Cause (as defined in the Severance Plan) before the Termination Date, the Separation will not be a Covered Termination, and you will not be eligible for any severance payments or benefits under the Severance Plan or otherwise.

Resignation From All Positions. You agree to tender your resignation from any and all positions you occupy as an officer of the Company or of any direct or indirect subsidiary of the Company and the Mattel Children’s Foundation by signing the resignation letter in the form of Exhibit A to this Letter Agreement when requested by the Company.

Full Agreement. This Letter Agreement, the Severance Plan, the Participation Letter, the Release and the Employee Confidentiality and Inventions Agreement (effective August 2, 2012) (the “2012 Agreement”) or any agreement superseding the 2012 Agreement (collectively, the “Agreements”) constitute the full understanding of you and the Company with respect to the Separation. Without limiting the generality of the foregoing, you expressly acknowledge and agree that except as specifically set forth in the Agreements, you are not entitled to receive any severance pay or benefits from the Company or its affiliates.

Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The dispute resolution provisions of the Severance Plan shall apply to this Letter Agreement.

Miscellaneous. This Letter Agreement may be amended, modified or changed only by a written instrument executed by you and the Company. The captions of this Letter Agreement are not part of the provisions hereof and shall have no force or effect. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Sincerely,

Mattel, Inc.

By:	/s/ Robert Normile
Robert Normile
Executive Vice President, Chief Legal Officer & Secretary

Acknowledged and Agreed:

/s/ Kevin Farr
Kevin Farr

Exhibit A

Date:

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245

Re:	Resignation from director and/or officer positions with Mattel and its subsidiaries

Ladies and Gentlemen:

I hereby resign from any position I occupy as an officer of Mattel, Inc. and/or as a director or officer of any direct or indirect subsidiary of Mattel, Inc., effective as of                                                      .

Very truly yours,

Signature:

Name:

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